UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2010 (May 5, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 5, 2010, Endo Pharmaceuticals Holdings Inc. (“Endo”) announced that it has signed an agreement to acquire HealthTronics, Inc. (“HealthTronics”), a leading U.S. provider of urological products and services.

Under the terms of the merger agreement, Endo will commence an all cash tender offer to acquire 100 percent of the outstanding shares of HealthTronics for approximately $223 million or $4.85 cash per HealthTronics share plus the assumption of approximately $35 million in net debt. HealthTronics shares that are not acquired in the tender offer will be purchased at the same price in a second-step merger. HealthTronics will operate as a wholly-owned subsidiary of Endo. The transaction has been approved by the boards of directors of both companies.

The consummation of the tender offer is subject to the satisfaction or waiver (in accordance with the terms of the merger agreement) of certain conditions, including: (i) a minimum of the majority of outstanding HealthTronics shares on a fully diluted basis having been tendered into the offer, (ii) the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, (iii) the absence of any law prohibiting the offer or the merger or any governmental litigation or action challenging or seeking to prohibit the offer or the merger, (iv) there not having been a material adverse change with respect to HealthTronics, and (v) other customary conditions. The tender offer is not subject to a financing condition.

In addition, Endo announced that it has acquired the exclusive right to negotiate the acquisition of Medical Enterprises Group, developer of the SYNERGO® system, an innovative, minimally invasive therapy to treat non-muscle invasive bladder cancer.

This press release includes financial measures that are not in conformity with accounting principles generally accepted in the United States. We refer to these as non-GAAP financial measures. Specifically, the release refers to adjusted diluted earnings per share.

The adjusted diluted earnings per share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures as provided in this press release and slide presentation.

Endo’s press release and a copy of the slide presentation dated May 5, 2010 are attached herewith as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Endo Pharmaceuticals Holdings Inc. dated May 5, 2010, reporting the announcement of Endo Pharmaceuticals Holdings Inc. to acquire HealthTronics, Inc.

99.2	Slide presentation relating to May 5, 2010 conference call

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: May 5, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Endo Pharmaceuticals Holdings Inc. dated May 5, 2010, reporting the announcement of Endo Pharmaceuticals Holdings Inc. to acquire HealthTronics, Inc.

99.2	Slide presentation relating to May 5, 2010 conference call